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                                         EXHIBIT 99


The Bank of New York Company, Inc.       NEWS
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                                         One Wall Street, New York, NY 10286
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                                         Contact:
                                         PUBLIC AND INVESTOR RELATIONS











IMMEDIATELY
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Media:                                                Investors:
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Robert T. Grieves, SVP                                John M. Roy, MD
(212) 635-1590                                        (212) 635-8005
Cary J. Giacalone, VP                                 Gregg A. Scheuing, VP
(212) 635-1590                                        (212) 635-1578


       THE BANK OF NEW YORK COMPANY, INC. SIGNS DEFINITIVE AGREEMENT TO
               ACQUIRE PERSHING FROM CREDIT SUISSE FIRST BOSTON

     The Bank of New York to become the largest correspondent clearing firm

  Solidifies Bank's position as the leading securities services outsourcer to financial institutions

NEW YORK, N.Y., January 8, 2003 - The Bank of New York Company, Inc., a leading global provider of securities services, announced today that it has entered into a definitive purchase agreement with Credit Suisse First Boston to acquire its Pershing unit. Pershing is the largest global provider of correspondent clearing services and outsourcing solutions for brokers, asset managers and other financial intermediaries.
     Under the terms of the agreement, The Bank of New York Company, Inc. will pay a purchase price of $2 billion in cash, representing a premium of $1.4 billion over book value. The amount may be adjusted higher by up to $50 million based on the level of Pershing's 2003 revenue growth. The purchase price will be financed from the public issuance of debt and equity, currently estimated to be approximately $900 million and $1.1 billion, respectively.

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The transaction is expected to close by the end of the second quarter of
2003. Excluding one-time integration charges of $0.06 per share, the transaction is expected to be dilutive to earnings by $0.02 to $0.03 per share in 2003. In 2004, the first full calendar year after the close, the transaction is expected to be accretive to the Company's earnings by $0.02 to $0.03 per share, including $115 million of projected pre-tax cost savings and incremental revenue related opportunities. The transaction has been approved by each company's board of directors and is subject to customary regulatory approvals.
     With over 60 years of experience, Pershing is a premier correspondent clearing firm, providing financial services outsourcing solutions, investment-related products and services, and financial product distribution. Headquartered in Jersey City, New Jersey, the company has approximately 4,000 employees worldwide at 13 locations in the U.S., Europe and Asia. Pershing has a client base of more than 850 broker-dealers and investment managers and supports approximately 100,000 investment professionals at these firms. This client base represents more than 5 million customer accounts. Pershing holds approximately $400 billion of total customer assets, including $160 billion of money market and mutual fund assets. In addition to its preeminent position in the United States, Pershing is one of the most prominent clearing firms in Europe. It is also a recognized leader in financial product distribution and web-technology solutions for the financial community.
     Thomas A. Renyi, chairman and chief executive officer of The Bank of New York Company, Inc., said, "Strategically, Pershing is an exceptional fit for The Bank of New York's global franchise. Not only does it augment our fastest growing business segment, but it also builds upon our three core strengths - innovative product capabilities, a well-diversified global client base, and extensive product distribution network. This strengthens our

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position as the premier global securities services provider and accelerates the continuing transformation of our business model."
     John Mack, Credit Suisse First Boston's Chief Executive Officer and co-CEO of Credit Suisse Group, said, "We are pleased to have reached this agreement with The Bank of New York. Pershing is a strong company with a solid reputation in the correspondent clearing marketplace, and The Bank of New York has a global leadership position in securities servicing. We believe both companies and our customers, including those of CSFB Private Client Services, will greatly benefit from this transaction."
     Richard F. Brueckner, chief executive officer of Pershing, said, "We are excited that our clients and management team will have the opportunity to join The Bank of New York, whose commitment to this segment of the market is recognized around the globe. Pershing's clients will benefit from the Bank's wide range of product offerings and its commitment to meeting their needs."
     Joseph M. Velli, senior executive vice president and head of BNY Securities Group, said, "We are pleased that Pershing will become a part of the Bank's BNY Securities Group. This acquisition shows our commitment to the industry and to our clients, and it underscores our resolve to be the premier provider of correspondent clearing services, particularly as our industry undergoes rapid change. It further demonstrates the Bank's intent to continually reinvest in this business, to evolve as the market evolves, and to provide our clients with a full array of sophisticated product and service solutions, making us a one-stop source for our clients' complex financial needs."
     The Bank of New York will webcast a presentation and hold a conference call discussing the details of this planned acquisition on Wednesday, January 8, 2003, at 9:00 am ET. The presentation will be accessible from the Company's website at www.bankofny.com/jan03 and also by telephone at
(888) 790-0319 within the United States or (610) 769-3531 internationally.

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The passcode is "The Bank of New York."  A recorded replay of the presentation will also be available on the Company's website and by telephone at (800) 834-5819 within the United States or (402) 280-1651 internationally after the presentation's conclusion.
     BNY Securities Group comprises BNY Brokerage Inc.; BNY Clearing Services LLC and BNY Direct Execution Inc., a subsidiary of BNY Brokerage Inc., each company a member NYSE/SIPC; B-Trade Services LLC and Westminster Research Associates, Inc., each company a member NASD/SIPC; G-Trade Services Limited, member of the Bermuda Stock Exchange; and BNY Jaywalk, Inc.
     The Bank of New York Company, Inc. (NYSE: BK) is a financial holding company with total assets of over $80 billion as of September 30, 2002. The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its basic businesses, namely, Securities Servicing and Global Payment Services, Corporate Banking, BNY Asset Management and Private Client Services, Retail Banking, and Global Market Services. Additional information on the Company is available at www.bankofny.com.